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                               [Letterhead]


                                                      EXHIBIT F

                                                      April 14, 1997



Securities and Exchange Commission
450 5th Street, N.W.
Washington, DC 20549

Gentlemen:

            Referring to the Application or Declaration on Form U-1 contemporaneously filed by Allegheny Power System, Inc. (APS) under the Public Utility Holding Company Act of 1935 with respect to the proposal to issue common stock in connection with the Performance Share Plan, all as described in the Application or Declaration of which this Opinion is a part, I have examined, or have had persons under my supervision examine, such documents and questions of law as I deemed necessary to enable me to render this opinion.

            I understand that the actions taken in connection with the Performance Share Plan will be in accordance with the Application or Declaration; that all amendments necessary to complete the above-mentioned Application or Declaration will be filed with the Commission; that the Board of Directors of APS have taken appropriate action to approve the Performance Share Plan; that the stockholders have approved the Performance Share Plan; and that all other necessary corporate action by the Board of Directors and officers of APS in connection with the issuance has been or will be taken prior thereto.

            Based upon the foregoing, I am of the opinion that

      (1)   APS is a validly organized and duly existing corporation; and

      (2) when (a) the said Application or Declaration is permitted to become effective, (b) the above-mentioned action shall have been duly taken, and (c) the proposed transaction is consummated in accordance therewith:

            (i) all state laws applicable to said Performance Share Plan will have been complied with;

            (ii) the shares of APS common stock to be awarded pursuant to the Performance Share Plan will be validly issued, fully paid and nonassessable and the holders thereof will be entitled to the rights and privileges appertaining thereto set forth in the Charter, as amended, of APS;


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            (iii) the consummation of the proposed transaction will not violate the legal rights of the holders of any of the securities issued by APS or by an associate or affiliate company or any of them.

            This opinion does not relate to State Blue Sky or securities laws.

            I consent to the use of this Opinion as part of the Application or Declaration to which it is appended, which is to be filed by APS.

                                          Very truly yours,

                                      /s/ T. K. Henderson
                                          T. K. Henderson
                                          Counsel for
                                          ALLEGHENY POWER SYSTEM, INC.